UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Stifel Financial Corp.

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Stifel Financial Corp.

One Financial Plaza | 501 North Broadway

St. Louis, Missouri 63102-2102

(314) 342-2000

May 22, 2018

Fellow Shareholders:

Our annual shareholder meeting will be held on Wednesday, June 6, 2018 at 9:30 a.m. at our corporate headquarters in St. Louis, Missouri.

We are sending you this letter to ask you to vote FOR Item II in our 2018 Proxy Statement – the advisory “Say on Pay” proposal, which reflects the compensation to our named executive officers for 2017, a year of record performance. As described in our 2018 proxy statement, our Board of Directors unanimously recommends a vote FOR the Say on Pay proposal because it reflects compensation commensurate with our executives’ contribution to Stifel’s performance and is consistent with the pay practices of Stifel’s corporate peers.

Glass Lewis & Co. has recommended FOR Item II. However, Institutional Shareholders Services (“ISS”) has recommended a vote against Item II, despite rating Stifel’s executive compensation as of “low” concern based on its quantitative screens. The ISS recommendation rests on a number of factually inaccurate conclusions. It is not accurate that our named executive officers are “not paying any taxes in connection with the awards.” Nor is it accurate that our named executive officers received “[l]arge tax gross-ups” that were an “undue cost on shareholders.” It is also inaccurate that “each” named executive officer received a $2 million tax mitigation payment, as our named executive officers collectively received $1.9 million in incentives, with our CEO receiving approximately $320,000. Accordingly, we would like to take this opportunity to provide additional facts and clarifications.

There was no tax gross-up. Stifel offered its named executive officers $1.9 million in incentives to make the individual tax elections required to unlock $9.8 million in corporate tax savings. As a result of those elections, our named executive officers incurred $19.4 million in taxes.

As discussed on pages 53-55 of our proxy statement, this was a direct win for shareholders and part of a larger corporate strategy by which Stifel quickly and intelligently realized tax-reform savings in excess of $70 million. Accordingly, we ask that our shareholders conduct an independent analysis of our proposal when considering your vote on this important matter.

We would ask you to consider the following:

•	Federal tax reform at the end of 2017 included repeal of the performance-based exception under Section 162(m) of the Internal Revenue Code and reduction of the corporate tax rate from 35% to 21%, each effective at the beginning of 2018. As a result, compensation that could be brought into 2017 yielded Stifel greater tax savings than compensation paid subsequently. Stifel therefore brought forward a substantial portion of the compensation of numerous employees to 2017.

•	As described in our proxy statement, one element of this effort was to move the tax impact for Stifel of certain restricted stock units, previously awarded for past performance, into 2017 by substituting restricted stock. This necessarily moved into 2017 the related individual tax impact for hundreds of our most highly compensated employees, including our named executive officers. These awards become unrestricted based on the passage of time and the fulfilment of employment conditions. None of these awards are based on future performance and, accordingly, none represent acceleration of future performance-based compensation.

¡	The tax savings to Stifel depended on employees choosing to participate by making voluntary 83(b) tax elections that generally accelerated and increased the employee’s tax burden.

¡	In order to encourage participation, Stifel made incentive payments to employees that chose to participate. As disclosed in our proxy statement, $1.9 million of these payments went to the participating named executive officers.

¡	ISS misinterpreted these payments as “large tax gross-ups” and incorrectly stated that these payments “will result in NEOs not paying any taxes in connection with the awards, either upon grant or vesting”. To the contrary, our named executive officers, alone, incurred $19.4 million in taxes in 2017 on account of their tax elections, approximately 10x the $1.9 million in related incentive payments.

Another element of this effort was $18 million in restricted stock awards to three of our named executive officers. This award was in accordance with our Section 162(m) performance plan for 2017.

•	This allowed Stifel to deduct executive compensation under Section 162(m), which expired on January 1, 2018, and to take that deduction against the higher 2017 corporation tax rate.

¡	43.9% of this award was compensation for 2017 performance. This award would otherwise have taken the form of restricted stock units granted in 2018.

¡	The remaining 56.1% of the award is Stock-Based Salary for the years 2018-22 – and is not compensation based on performance during those years. This Stock-Based Salary will be allocated among the years 2018-22 by the Compensation Committee.

¡	These awards vest ratably over five years, or automatically upon death or disability, but are forfeited upon a termination with or without cause. These awards are not based on future performance and, accordingly, these awards are not acceleration of future performance-based compensation.

•	Taken together, these two elements of Stifel’s overall tax-reform strategy yielded $9.8 million in corporate tax savings, versus only $1.9 million in incentive payments to named executive officers who, far from receiving a “gross-up”, incurred approximately $19.4 million in taxes liabilities on these compensation elements.

The resulting tax savings to Stifel directly benefitted all shareholders.

Accordingly, we respectfully ask you to vote FOR Item II, the “say on pay” resolution. If you previously voted against Item II, we hope that you reconsider your vote for the reasons given. Please see our 2018 proxy statement for additional information. We welcome you to communicate with us at any time by email, investorrelations@stifel.com.

Sincerely,

Ronald J. Kruszewski	James M. Oates
Chairman of the Board and Chief Executive Officer	Compensation Committee Chairman